Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-143874) pertaining to the Virco Mfg. Corporation 2007 Stock Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-32539) pertaining to the Virco Mfg. Corporation 1997 Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-51717) pertaining to the Virco Mfg. Corporation Employee Stock Ownership Plan, and

(4)	Registration Statement (Form S-8 No. 333-74832) pertaining to the Virco Mfg. Corporation 401(K) Savings Plan of our report dated June 29, 2010, with respect to the financial statements and schedule of the Virco Mfg. Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Los Angeles, California
June 29, 2010

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